Exhibit 99.1

As Previously Announced Panolam Files Voluntary

Chapter 11 Petition to Implement Debt Restructuring Plan

SHELTON, CT, November 4, 2009 — Panolam Industries International, Inc. (the “Company”) today announced that it and its U.S. affiliates, including its parent, Panolam Holdings Co., have commenced a voluntary prepackaged proceeding under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware.  The Company’s non-U.S. operation, which is legally separate, is not included in the Chapter 11 filing.  During this process and with the Bankruptcy Court’s approval, the Company will continue to operate in the ordinary course of business, which means that the Company will honor all obligations to its customers, vendors, suppliers and employees.

The Company previously announced that it had entered into a consensual Restructuring Support Agreement with holders of a supermajority of the principal amount of its senior subordinated notes, led by Apollo Capital Management and Eaton Vance Management, holders of a supermajority of its senior debt, and Credit Suisse, the agent for such senior lenders.  The restructuring will significantly reduce the Company’s outstanding debt, and put the Company in a stronger financial position for the future.  The restructuring will enable the Company to reduce the amount of debt on its balance sheet by approximately $151 million (or approximately 44%), which will eliminate approximately $16 million in annual cash interest payments on its senior subordinated notes.

The Company launched a formal solicitation of votes for the prepackaged plan of reorganization (the “Prepackaged Plan”) from its creditors on October 2, 2009, and has received far in excess of the requisite amount and number of votes needed to accept the Prepackaged Plan.  The Company does not anticipate any delays in obtaining Bankruptcy Court approval of the Prepackaged Plan and expects that the Prepackaged Plan will be confirmed before the end of the 2009 calendar year.

This press release is also available within the “News About Panolam” section of the Company’s website at www.panolam.com.

Panolam Industries International, Inc. is a market leader and innovator in the decorative laminate industry. The Company’s products, which are marketed under the widely recognized Panolam®, Pionite®, Nevamar®, and Pluswood® brand names, are used in a wide variety of residential and commercial indoor surfacing applications, including kitchen and bath cabinets, furniture, store fixtures, case goods, and other applications.  The Company also markets other decorative laminates including FRL, a fiber reinforced laminate product.  In addition to decorative laminates, the Company manufactures and distributes industrial laminate products, including Conolite and Panolam FRP, a fiber reinforced product.  The Company also produces and markets a selection of specialty resins for industrial uses, such as powdered paint, adhesives and melamine resins for decorative laminate production, custom treated and chemically prepared decorative overlay papers for the high pressure laminates, or HPL, and thermally-fused melamine, or TFM, industries, and a variety of other industrial laminate products such as aircraft cargo liners and bowling lanes.

This press release and other written reports and oral statements made by the Company may include forward-looking statements, all of which are subject to risks and uncertainties. One can identify these forward-looking statements by their use of words such as “may”, “might”, “expects”, “plans”, “would”, “estimates”, “intends”, “forecasts”, “projects” and other words of similar meaning, or by the fact that they do not relate strictly to historical or current facts. These statements are likely to address, but may not be limited to, and are subject to factors such as the confirmation of the Prepackaged Plan by the Bankruptcy Court; the Company’s strategies relating to growth and cost containment, including facility closures; and ongoing conditions in the door manufacturing and housing industries. Readers must carefully consider any such statements and should understand that many factors could cause actual results and developments to differ materially from the Company’s forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other known and unknown risks and uncertainties, including: general economic, market and business conditions; levels of construction and renovation activity; competition; financing risks; ability to manage expanding operations; commitments; new services; retention of key management personnel; environmental and other government regulation; issues arising in connection with the confirmation of the Prepackaged Plan; and other factors disclosed by the Company in its filings from time to time with the United States Securities and Exchange Commission.  No forward-looking statement can be guaranteed and actual future results may vary materially. Therefore, the Company cautions you not to place undue reliance on its forward-looking statements. The Company disclaims any responsibility to update these forward-looking statements, whether as a result of new information, future events or otherwise.